                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No. ___)

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-12

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                            RANGER GOVERNANCE, LTD.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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                               EXPLANATORY NOTE

     Ranger Governance, Ltd., a Texas limited partnership ("Ranger"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission in connection with a solicitation of proxies (the "Solicitation") in support of electing Ranger nominees to the board of directors of Computer Associates International, Inc. ("Computer Associates") at the 2001 annual meeting of stockholders of Computer Associates.



Table of Contents
-----------------

Ranger press release #2, dated as of August 13, 2001..............   Item 1



Content of Item 1
-----------------

For Immediate Release
---------------------


                 RANGER GOVERNANCE ISSUES STATEMENT REGARDING
                         PROXY MONITOR RECOMMENDATION

Dallas, TX, August 13, 2001 - Ranger Governance, Ltd. today issued the following statement regarding Proxy Monitor's recommendation on the election of directors at Computer Associates' (NYSE: CA) annual meeting of shareholders on August 29, 2001:

         "Ranger Governance believes that CA's board and top management needs to be replaced in order to unlock the shareholder value that is hidden within the Company. Ranger has a comprehensive plan that it believes will unlock that value by changing CA's culture and structure through corporate governance, accountable and flexible management and a strategy for rapid growth. ISS and now Proxy Monitor agree that CA needs to change. The central issue remains: change is necessary and we believe that it cannot and will not be accomplished by the current Board. The Ranger nominees have committed to implementing these necessary changes at CA."

In its report, Proxy Monitor noted that:

"The other Ranger nominees, while lacking the name recognition of some members of the incumbent board, have considerable combined experience in the technology industry, including expertise in systems software."*

"Indeed, Ranger has put forth a governance plan for Computer Associates that is a model of propriety."*

"All things considered, we agree with Mr. Wyly that the decline in the company's market value reflects not just the downturn in technology investment, but inept management as well."*

"The three [Wang, Kumar, and Artzt] hit the jackpot on May 22, 1998, when the split-adjusted shares reached $53.33 per share, and they collected shares then worth $1.1 billion. The charge against earnings from the awards transformed a profitable quarter into one with a loss of $480 million."*

"Computer Associates has constituents other than shareholders who also appear to have been offended by management. It seems fair to say that the company seems to have operated with a certain amount of hubris vis-a-vis its clients. ...Many clients have been known to complain about CA's pricing policies and the quality of its customer service and support."*

About Ranger Governance, Ltd.

Ranger Governance is a Dallas-based investment company created by entrepreneurs Sam Wyly and Charles Wyly, and an affiliate of Ranger Capital Group, a multi-manager investment fund also based in Dallas. On July 27, 2001, Ranger Governance filed a definitive proxy statement with the Securities and Exchange Commission in connection with Ranger's solicitation of proxies to elect its director nominees at the 2001 annual stockholders meeting of

Computer Associates and has mailed copies to stockholders. Ranger is proposing a comprehensive restructuring plan which it believes will maximize shareholder value, position Computer Associates for future growth, and dramatically improve its relations with customers, employees and investors. Ranger urges stockholders to read its proxy statement because it contains important information. More information about Ranger Governance and copies of its definitive proxy statement are available at www.rangergov.com. Copies of Ranger's definitive proxy statement and other Ranger soliciting materials are also available at the Securities and Exchange Commission's website at www.sec.gov.

*Proxy Monitor, August 13, 2001 (Permission to use quotations neither sought nor obtained)

Contact:

      Media:                                       Investors:
      Dan Katcher/Joele Frank                      Morrow & Co., Inc.
      Joele Frank, Wilkinson Brimmer Katcher       (212) 754-8000
      (212) 355-4449

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